Exhibit 10.1

EXECUTION VERSION

$225,000,000

CREDIT AGREEMENT

among

AMEDISYS, INC.

and

AMEDISYS HOLDING, L.L.C.,

as Borrowers,

THE LENDERS PARTY HERETO,

BOKF, NA DBA BANK OF TEXAS,

COMPASS BANK,

FIFTH THIRD BANK

and

RBS CITIZENS, N.A.,

as Documentation Agents,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of October 26, 2012

* * *

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	29
1.3	Accounting Terms; GAAP	29

ARTICLE 2: AMOUNT AND TERMS OF COMMITMENTS		30

2.1	Term Commitments	30
2.2	Procedure for Initial Term Loan Borrowing	30
2.3	Repayment of Term Loans	31
2.4	Revolving Commitments	31
2.5	Procedure for Revolving Loan Borrowing	31
2.6	Swingline Commitment	32
2.7	Procedure for Swingline Borrowing Refunding of Swingline Loans	32
2.8	Applicable Commitment Fees, Etc.	34
2.9	Termination or Reduction of Revolving Commitments	34
2.10	Optional Prepayments	35
2.11	Mandatory Prepayments	35
2.12	Conversion and Continuation Options	36
2.13	Limitations on Eurodollar Tranches	36
2.14	Interest Rates and Payment Dates	37
2.15	Computation of Interest and Fees	37
2.16	Inability to Determine Interest Rate	38
2.17	Pro Rata Treatment and Payments	38
2.18	Increased Costs	40
2.19	Taxes	41
2.20	Indemnity	45
2.21	Designation of a Different Lending Office	45
2.22	Replacement of Lenders	46
2.23	Increase of Commitments; Incremental Term Loans	46
2.24	Joint and Several Liability	48
2.25	Cash Collateral	49
2.26	Defaulting Lenders	50

ARTICLE 3: LETTERS OF CREDIT		52

3.1	L/C Commitment	52
3.2	Procedure for Issuance of Letter of Credit	53
3.3	Fees and Other Charges	53
3.4	L/C Participations	54
3.5	Reimbursement Obligation of the Borrower	55
3.6	Obligations Absolute	55
3.7	Letter of Credit Payments	56
3.8	Applications	56
3.9	Cash Collateralization Upon Termination of Revolving Commitments	56

ARTICLE 4: REPRESENTATIONS AND WARRANTIES		56

4.1	Financial Condition	56
4.2	No Change	57
4.3	Existence; Compliance with Law	57
4.4	Power; Authorization; Enforceable Obligations	57
4.5	No Legal Bar	58
4.6	Adverse Proceedings	58
4.7	No Default	58
4.8	Ownership of Property; Liens	58
4.9	Intellectual Property	58
4.10	Taxes	59
4.11	Federal Regulations	59
4.12	Labor Matters	59
4.13	ERISA	59
4.14	Investment Company Act Other Regulations	60
4.15	Subsidiaries	60
4.16	Use of Proceeds	60
4.17	Environmental Matters	61
4.18	Accuracy of Information, Etc	61
4.19	Solvency	62
4.20	Employee Benefit Plans	62
4.21	Compliance with Health Care Laws	63
4.22	Projections	65
4.23	USA PATRIOT Act	65
4.24	Embargoed Person	65

ARTICLE 5: CONDITIONS PRECEDENT		66

5.1	Conditions to Initial Extension of Credit	66
5.2	Conditions to Each Extension of Credit	68

ARTICLE 6: AFFIRMATIVE COVENANTS		68

6.1	Financial Statements	68
6.2	Certificates; Other Information	69
6.3	Payment of Obligations	72
6.4	Maintenance of Existence; Compliance	72
6.5	Maintenance of Property; Insurance	72
6.6	Inspection of Property; Books and Records; Discussions	72
6.7	Notices	73
6.8	Environmental Laws	73
6.9	Further Assurances	74
6.10	Guarantors; New Subsidiaries	74
6.11	Compliance Program	75

6.12	Condition of Participation in Third Party Payor Programs	75
6.13	Payment of Taxes and Claims	75
6.14	Security	76
6.15	Post-Closing Obligations	76

ARTICLE 7: NEGATIVE COVENANTS		76

7.1	Financial Condition Covenants	77
7.2	Indebtedness	77
7.3	Liens	79
7.4	Fundamental Changes; Disposition of Assets; Acquisitions	81
7.5	Clauses Restricting Subsidiary Distributions	82
7.6	Restricted Payments	82
7.7	Investments	83
7.8	Transactions with Affiliates	84
7.9	Sales and Leasebacks	84
7.10	Swap Agreements	84
7.11	Changes in Fiscal Periods	84
7.12	Negative Pledge Clauses	84
7.13	Lines of Business	85
7.14	No Foreign Subsidiaries or Certain Other Subsidiaries	85
7.15	Specified Entities	85
7.16	Most Favored Lender	85

ARTICLE 8: EVENTS OF DEFAULT		87

ARTICLE 9: THE AGENTS		90

9.1	Appointment	90
9.2	Delegation of Duties	90
9.3	Exculpatory Provisions	91
9.4	Reliance by Administrative Agent	91
9.5	Notice of Default	91
9.6	Non-Reliance on Agents and Other Lenders	92
9.7	Agent in Its Individual Capacity	92
9.8	Successor Administrative Agent	92
9.9	Documentation Agents and Syndication Agent	93

ARTICLE 10: MISCELLANEOUS		93

10.1	Amendments and Waivers	93
10.2	Notices	95
10.3	No Waiver; Cumulative Remedies	96
10.4	Survival of Representations and Warranties	96
10.5	Expenses; Indemnification; Damage Waiver	96
10.6	Successors and Assigns; Participations and Assignments	98
10.7	Adjustments; Setoff	102

10.8	Counterparts	103
10.9	Severability	103
10.10	Integration	103
10.11	GOVERNING LAW	103
10.12	Submission To Jurisdiction Waivers	103
10.13	Acknowledgments	104
10.14	Releases of Guarantees and Liens	104
10.15	Interest Rate Limitation	105
10.16	Confidentiality	105
10.17	WAIVERS OF JURY TRIAL	106
10.18	USA Patriot Act Notice	106

SCHEDULES:
Schedule 1.1	Commitments
Schedule 3.1	Existing Letters of Credit
Schedule 4.4	Consents, Authorizations, Filings and Notices
Schedule 4.15	Subsidiaries and Capital Stock
Schedule 4.21	Health Care Laws
Schedule 7.2	Existing Indebtedness
Schedule 7.3	Existing Liens
Schedule 7.7	Investments
Schedule 7.8	Transactions with Affiliates

EXHIBITS:
Exhibit A	Form of Guaranty Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Continuation/Conversion Notice
Exhibit F	Insurance Requirements
Exhibit G	Form of Increase Commitment Supplement
Exhibit H-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 26, 2012, is among AMEDISYS HOLDING, L.L.C. (“Co-Borrower”), AMEDISYS, INC. (the “Lead Borrower”, together with the Co-Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BOKF, NA DBA BANK OF TEXAS, COMPASS BANK, FIFTH THIRD BANK and RBS CITIZENS, N.A., as Documentation Agents (in such capacity, the “Documentation Agents”), BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1:

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for an interest period of one month on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate respectively.

“ABR Loan”: a Loan bearing interest at a rate determined by reference to the ABR.

“Adverse Proceeding”: any action, suit, proceeding (whether administrative, judicial or otherwise), prosecution, governmental investigation, audit or arbitration (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) that is pending or, to the knowledge of the Borrowers or any of their Subsidiaries, threatened against or affecting the Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its Affiliates and successors, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agent”: each of the Syndication Agent, Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, dated as of October 26, 2012, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margin” and “Applicable Commitment Fee”: for any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Total Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrowers are required to have delivered the financial statements pursuant to Section 6.1(a) or 6.1(b), as applicable (as such Total Leverage Ratio is reflected in the Compliance Certificate delivered under Section 6.2(b) by the Borrowers in connection with such financial statements):

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Applicable Commitment Fee
I	≥ 1.50	2.75%	1.75%	0.50%
II	<1.50 and ≥ 1.00	2.50%	1.50%	0.45%
III	<1.00	2.25%	1.25%	0.40%

Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, and Section 6.2(b), commencing with the date on which such financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending September 30, 2012. Notwithstanding the foregoing, for the period from the Closing Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 6.1(b) and Section 6.2(b) for the Fiscal Quarter ending September 30, 2012, the Applicable Margin shall be determined at Pricing Level II. In the event that any financial statement delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrowers shall immediately (a) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (c) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.17. This provision is in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and their other respective rights under this Agreement. If the Borrowers fail to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 6.1(a) or 6.1(b), as applicable, and Section 6.2(b), then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, and Section 6.2(b), the Applicable Margin shall be determined at Pricing Level I and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrowers.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assessments”: as defined in Section 4.21(g).

“Asset Sale”: any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Borrowers or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrowers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of the Borrowers’ Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit C.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect less (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that solely for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: 11 U.S.C. Title 11, as now and hereafter in effect, or any successor statute.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (c) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (d) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such a Person.

“Borrowers”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

“Business Day”: any day of the year on which commercial banks in New York City are not authorized or required by law to close, and, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations”: as to any Person, the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations, in conformity with GAAP, are required to be classified and accounted for as capital leases on a balance sheet of such Person.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit amount balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any

Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to Securities issued or fully guaranteed or insured by the United States government; (e) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the Securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) Securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) any Person or “group”(within the meaning of Rules 13d-3 and 1 3d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Lead Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Lead Borrower, or (b) the majority of the seats (other than vacant seats) on the Board of Directors of the Lead Borrower cease to be occupied by Persons who are Continuing Directors.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is the date of this Agreement.

“Co-Borrower”: as set forth in preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: refers to all of the property described in the Security and Pledge Agreement serving as security for the Obligations.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes either Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 18, 2012.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: for any period, an amount determined on a consolidated basis for the Lead Borrower equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for Taxes based on income, (iv) total depreciation expense, (v) total amortization expense and (vi) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (b) other non-cash items increasing Consolidated Net Income for such period (excluding (x) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reversal was created in such period and (y) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period). Consolidated Adjusted EBITDA shall be adjusted to add back to Consolidated Net Income, to the extent deducted therefrom, any one-time expenses and any payments in respect thereof that are approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed, so long as (A) Liquidity is at least $75,000,000 after giving pro forma effect to such expense and payments as of the date thereof and (B) the Administrative Agent has received reasonably satisfactory evidence that the holders of the Senior Notes, if then outstanding, have approved such expense and payments.

“Consolidated Adjusted EBITDAR”: with reference to any period, Consolidated Adjusted EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, Consolidated Rent, for the Lead Borrower.

“Consolidated Capital Expenditures”: for any period, the aggregate of all expenditures of the Lead Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Lead Borrower and its Subsidiaries.

“Consolidated Cash Interest Expense”: for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period.

“Consolidated Interest Expense”: for any period, total interest expense (including that portion attributable to Capital Lease Obligations and capitalized interest) of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Specified Swap Agreements, but excluding, however, debt issuance costs, debt discount or premium and other financing fees and expenses paid or accrued on or before the Closing Date.

“Consolidated Net Income”: for any period, (a) the net income (or loss) of the Lead Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (b) (i) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries, (ii) the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any Pension Plan, (iv) the income of any Subsidiary that is not a Wholly-Owned Subsidiary except to the extent such income is distributed in cash to a Borrower or a Guarantor and (v) (to the extent not included in clauses (i) through (iii) above) any net extraordinary non-cash gains or net extraordinary non-cash losses.

“Consolidated Rent”: for any period, the dollar amount of rent expensed for the use of improved and unimproved real property on the financial statements of the Lead Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Total Debt”: as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Lead Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Continuing Directors”: the members of the Board of Directors of the Lead Borrower on the Closing Date and any future member of the Board of Directors of the Lead Borrower if such future director’s appointment or nomination for election to the Board of Directors of the Lead Borrower is made or recommended, as the case may be, by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any Securities issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate”: has the meaning assigned to it in Section 4.23.

“Conversion”, “Convert” and “Converted” each refer to a conversion of a Loan of one Type into Loans of the other Type pursuant to Section 2.12.

“Debtor Relief Law”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(c)) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Lender and each Lender.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Embargoed Person” has the meaning assigned to it in Section 4.24.

“Employee Benefit Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws”: any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers or any of their Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by the Borrowers or any of their Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”: as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrowers or such Subsidiary and with respect to liabilities arising after such period for which the Borrowers or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event”: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrowers or any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrowers any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in Reorganization or Insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 40l(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 4.24.

“Existing Letters of Credit”: the letters of credit issued under the Original Agreement and outstanding on the Closing Date, as set forth on Schedule 3.1.

“Facility”: each of (a) the Term Commitments and the Term Loan made hereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fiscal Quarter”: a fiscal quarter of any Fiscal Year.

“Fiscal Year”: the fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR minus Consolidated Capital Expenditures minus Taxes based on income that are paid in cash, all for the four-Fiscal Quarter period then ending, to (ii) scheduled payments of principal on Indebtedness of Borrower and its Subsidiaries (other than such payments in respect of the Senior Notes) plus Consolidated Cash Interest Expense plus Consolidated Rent, all for such four-Fiscal Quarter period.

“Foreign Assets Control Regulations”: has the meaning assigned to it in Section 4.24.

“Foreign Lender”: (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a U.S. Person.

“Fraudulent Transfer Laws”: as defined in Section 2.24(a).

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, certificate of need, approval, agreement, provider number, registration, certificate, filing, consent, authorization, plan, directive, consent order, consent decree or other permission (including any supplements or amendments thereto) of or from any Governmental Authority.

“Governmental Third Party Payor”: as defined in Section 4.21(c).

“Governmental Third Party Payor Programs”: as defined in Section 4.21(c).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiaries of the Lead Borrower that are required to execute the Guaranty Agreement.

“Guaranty Agreement”: the Guaranty Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Hazardous Materials”: any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility or to the indoor or outdoor environment.

“Hazardous Materials Activity”: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws”: (a) any and all federal and state fraud and abuse laws, including without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the Civil False Claims Act (31 U.S.C. §S 3729 et seq.), the Administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalty Laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statute and any comparable state laws, (b) HIPAA, (c) Medicare, (d) Medicaid and (e) any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates patient or program charges, billing and collections, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care or reimbursement therefor.

“HIPAA”: the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliance Plan”: as defined in Section 4.21(g).

“HIPAA Compliant”: to the extent applicable, each of the Lead Borrower, Co-Borrower and their Subsidiaries (a) is in material compliance with any and all of the applicable requirements of HIPAA and (b) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to cause a Material Adverse Effect in connection with any violation by the Borrowers or any of their Subsidiaries of then effective requirements of HIPAA.

“Immaterial Subsidiaries”: one or more Subsidiaries that are not Wholly-Owned Subsidiaries to which 3% or less of Consolidated Adjusted EBITDA in the aggregate is attributable.

“Incorporated Covenant”: as defined in Section 7.16(b).

“Increase Amount”: as defined in Section 2.23(a).

“Increase Commitment Supplement”: as defined in Section 2.23(a).

“Increase Effective Date”: as defined in Section 2.23(a).

“Incremental Term Loans”: as defined in Section 2.23(a).

“Indebtedness”: as applied to any Person, means, without duplication, (a) all Indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under

ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Specified Swap Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers or any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Term Loan”: as defined in Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and on the date that such Eurodollar Loan is Converted or paid in full, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrowers may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: (a) any direct or indirect purchase or other acquisition by the Borrowers, or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrowers from any Person (other than the Borrowers or any Guarantor), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrowers or any of their Subsidiaries to any other Person (other than the Borrowers or any Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Lender”: JPMorgan Chase Bank, N.A., or any affiliate thereof, in its capacity as issuer of any Letter of Credit and any other Revolving Lender approved by the Administrative Agent and the Lead Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“L/C Commitment”: $50,000,000.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the aggregate L/C Obligation at such time.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Borrower”: as defined in the preamble hereto.

“Legacy Costs”: one-time expenses for the costs of lease or other contract terminations and other similar costs of the type described in Emerging Issues Task Force Issue 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination”.

“Lenders”: as defined in the preamble hereto. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letters of Credit”: as defined in Section 3.1(a), provided, such term shall include the Existing Letters of Credit.

“Lien”: (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity”: at any time, the sum of the aggregate Available Revolving Commitments plus unrestricted cash and Cash Equivalents of the Borrowers.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, if any, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: a Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loan or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility or, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments). The aggregate unpaid principal amount of any Defaulting Lender’s Term Loan or such Defaulting Lender’s Total Revolving Extensions of Credit or Total Revolving Commitments, as the case may be, shall be disregarded in determining Majority Facility Lenders at any time.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Loan Parties in excess of $20,000,000.

“Material Adverse Effect”: any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against the Loan Parties or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, Issuing Lender and the Lenders thereunder.

“Material Asset Sale”: any Asset Sale, other than in connection with a Permitted Acquisition, involving the disposition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) yields gross proceeds to the Borrowers and their Subsidiaries in excess of $5,000,000.

“Maturity Date”: the fifth anniversary of the Closing Date.

“Maximum Rate”: as defined in Section 10.15.

“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s”: Moody’s Investors Services, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Nationally Recognized Accounting Firm”: any of Ernst & Young LLP, PriceWaterhouseCoopers LLP, Deloitte & Touche LLP or KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably approved by the Administrative Agent.

“Net Cash Proceeds”: in connection with any Asset Sale or any Recovery Event, the proceeds thereof in excess of $2,500,000 in any Fiscal Year that are in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Revenues”: for any Person, the gross revenues of such Person, net of estimated revenue and contractual adjustments in accordance with such Person’s revenue recognition policies and in accordance with GAAP.

“New Lender”: as defined in Section 2.23(a).

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note Purchase Agreement”: the Note Purchase Agreement dated March 25, 2008 by and between the Lead Borrower and the Co-Borrower, pursuant to which the Senior Notes were issued, together with all instruments and other agreements entered into by the Lead Borrower and the Co-Borrower in connection therewith.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: as defined in Section 2.5 and substantially in the form of Exhibit D.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“OFAC”: Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Agreement”: that certain Credit Agreement, dated as of March 26, 2008, among the Borrowers, the lenders party thereto and the Administrative Agent (as amended by that certain First Amendment to Credit Agreement, dated as of May 26, 2011, among the same parties).

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Employer Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any acquisition by the Borrowers or any of their Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 50% or more of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (a) immediately prior to, and after giving pro forma effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom; (b) the Borrowers and their Subsidiaries shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition, a certificate evidencing on a pro forma basis after giving effect to such acquisition that the Total Leverage Ratio is less than or equal to 1.75 to 1.00, (c) such acquisition and all transactions related thereto (i) shall be consummated in accordance with all material applicable laws and (ii) shall not be preceded by, or effected pursuant to, a hostile takeover offer and (d) after giving effect thereto, the Loan Parties and their Subsidiaries shall be in compliance with Section 7.13.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: at a particular time, any Employee Benefit Plan that is covered by ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by such Lender in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Privacy and Security Rules”: as defined in Section 4.21.

“Private Third Party Payor”: as defined in Section 4.21.

“Private Third Party Payor Programs”: as defined in Section 4.21.

“Prohibited Person”: any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or supports “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Projections”: as defined in Section 4.22.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loan or reduce the Revolving Commitments pursuant to Section 2.11(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrowers have delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in their businesses.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrowers’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring nine months after such Reinvestment Event and (b) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrowers’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. §4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loan then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The aggregate unpaid principal amount of any Defaulting Lender’s Term Loan and such Defaulting Lender’s Revolving Commitments or Total Revolving Extensions of Credit, as applicable, shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or senior vice president-finance of the Lead Borrower, but in any event, with respect to financial matters, the chief financial officer or the senior vice president-finance of the Lead Borrower.

“Restricted Payments”: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $165,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Maturity Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided, that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities”: any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security and Pledge Agreement”: a security and pledge agreement executed by the Lead Borrower and certain of its Wholly-Owned Subsidiaries in favor of the Administrative Agent pursuant to Section 6.14, in form and substance satisfactory to the Administrative Agent.

“Security Documents”: the collective reference to the Guaranty Agreement and Security and Pledge Agreement.

“Senior Notes”: the notes issued pursuant to the Note Purchase Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrowers or any Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrowers, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrowers or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Entities”: collectively, Heart of the Rockies Home Health, LLC, Wentworth Home Care and Hospice, LLC, Marietta Home Health and Hospice, LLC, Tri Cities Home Health, LLC, Amedisys Valley Texas, L.L.C., Portneuf Home Health Care, LLC and Saint Alphonsus Home Health and Hospice, LLC.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices, in each case, entered into for hedging purposes by the Borrowers or any Guarantor and any Person that is a Lender or an Affiliate of any Lender at the time such Swap Agreement is entered into.

“Subject Transaction”: as defined in Section 7.1(a).

“Subsidiary”: as to any Person (the “parent”) at any date, any corporation, partnership, limited liability company or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, are of such date, owned, controlled or held (whether directly or indirectly).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of their Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1. The original aggregate amount of the Term Commitments is $60,000,000.

“Term Lenders”: the Lenders of the Term Loans.

“Term Loans”: the Initial Term Loan and, if applicable, the Incremental Term Loans and “Term Loan” refers to any of such Term Loans.

“Term Percentage”: as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Total Leverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Trading With the Enemy Act”: has the meaning assigned to it in Section 4.24.

“Transactions Rule”: as defined in Section 4.21.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: has the meaning assigned to such term in Section 2.19(g)(ii)(B)(3).

“USA Patriot Act”: as defined in Section 10.18.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Borrowers.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, Securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purpose of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner, as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE 2:

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (the “Initial Term Loan”) to the Borrowers on the Closing Date in an amount equal to such Lender’s Term Commitment as of the Closing Date. The Initial Term Loan may from time to time consist of Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Initial Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable notice pursuant to a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the anticipated Closing Date, in the case of ABR Loans), requesting that the Term Lenders make the Initial Term Loan on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3 Repayment of Term Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Lenders (a) the principal amount of the Term Loans in installments payable on the last Business Day of each December, March, June and September during the term of this Agreement, commencing on December 31, 2012, with each such principal installment being in the aggregate principal amount for all Term Lenders of $3,000,000, subject to adjustment pursuant to Section 2.23(b) and (b) the then unpaid principal amount of the Term Loans on the Maturity Date.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in such Lender’s Revolving Extensions of Credit exceeding such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid amount of each Revolving Loan of such Lender on the Maturity Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 11:00 A.M., New York City time, on the date of the proposed borrowing). Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, or by telephone, confirmed promptly in writing, or telex, telecopier or other electronic communication and shall specify: (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Revolving Loan shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; with the exception of Revolving Loans the proceeds of which are or will be used to pay or prepay in full all outstanding Swingline Loans or outstanding L/C Obligations including, without limitation,

Revolving Loans requested by the Swingline Lender pursuant to Section 2.7. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swingline Lender (and such other Revolving Lenders that have made Swingline Loans) the then unpaid principal amount of each Swingline Loan on the earlier of the maturity date specified in the Notice of Borrowing (which maturity date shall be no later than the tenth Business Day after the requested date of such Borrowing) and the Maturity Date; provided that on each date that a Revolving Loan is borrowed, the Borrowers shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing Refunding of Swingline Loans.

(a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing pursuant to a Notice of Borrowing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (iii) the maturity of such borrowing (which maturity shall be no longer than ten Business Days after the requested Borrowing Date). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a Notice of Borrowing, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrowers on such Borrowing Date by depositing such proceeds in the account of the Borrowers with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan (without regard to the limits set forth in Section 2.5), in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrowers irrevocably authorize the Swingline Lender to charge the Borrowers’ accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrowers or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrowers may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Applicable Commitment Fees, Etc.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at a rate per annum equal to the Applicable Commitment Fee times the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears as invoiced by the Administrative Agent on or before each Fee Payment Date, commencing with the first payment due hereunder on December 31, 2012.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20(c). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Prepayments of the Term Loans made pursuant to this Section 2.10 shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, if the Term Loans are paid in full, then to Revolving Loans without reduction in the Revolving Commitments, the Swingline Commitment or the L/C Commitment.

2.11 Mandatory Prepayments.

(a) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.11(b); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any Fiscal Year and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.11(b).

(b) Amounts to be applied in connection with prepayments made pursuant to Section 2.11(a) shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, the excess, if any, to the Revolving Loans without reduction in the Revolving Commitments, the Swingline Commitment or the L/C Commitment. In addition, any reduction of the Revolving Commitments pursuant to Section 2.09 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options.

(a) The Borrowers may elect from time to time to Convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed Conversion date, provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to Convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit E of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed Conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be Converted into a Eurodollar Loan when: (i) any Event of Default has occurred and is continuing; and (ii) the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such Conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when (i) any Event of Default has occurred and is continuing and (ii) the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically Converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be in conformity with Section 2.5 and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

(c) then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be Converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to Convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made on a pro rata basis according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each (x) voluntary principal prepayment of the Term Loans pursuant to Section 2.10 shall be applied first to reduce in direct order the next four scheduled amortization payments thereunder immediately following the date of such prepayment unless and until such amortization payments have been eliminated as a result of such reductions and, thereafter to the remaining amortization installments of the Term Loans, pro rata based upon the respective then remaining principal amounts thereof, and (y) mandatory principal prepayment of the Term Loans shall be applied first to reduce the then remaining installments of the Term Loans in the inverse order of maturity, pro rata based upon the respective then remaining principal amounts thereof. Amounts paid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 10.5. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Increased Costs.

(a) If any Change in Law shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.19 Taxes.

(a) Defined Terms. For purposes of this Section 2.19, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers and any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrowers are each a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, Conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.21 or 2.22. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.18, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.22 Replacement of Lenders. If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights (other than its existing rights to payments made pursuant to Sections 2.18 and 2.19) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignee shall meet the requirements to be an assignee under Section 10.6(b)(ii) (subject to such consents, if any, as may be required under Section 10.6(b)(i)), (b) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b)(ii)(B), (c) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and the other Loan Documents (including any amounts under Section 2.20) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (d) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter, (e) such assignment shall not conflict with applicable law, and (f) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.23 Increase of Commitments; Incremental Term Loans.

(a) Increase of Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders) the Borrowers may from time to time request an increase in the aggregate amount (each, an “Increase Amount”) (i) of the Revolving Commitments, and (ii) of the Term Commitments; provided that (A) the aggregate amount of the increases in the Commitments pursuant to this Section 2.23 shall not exceed $100,000,000, (B) the Borrowers shall provide legal opinions, corporate resolutions authorizing such increase and such other documents reasonably requested by the Administrative Agent, (C) the amount of any increase shall be $20,000,000 or an integral multiple of $5,000,000 in excess thereof, (D) with respect to increases in the Revolving Commitments, (1) no Default shall have occurred and be continuing and (2) the aggregate amount of the Revolving Commitments shall not have been reduced, nor shall the Borrowers have given notice of any such reduction, under Section 2.9, and (E) with respect to increases in the Term Commitments, (1) the conditions precedent to each credit extension set forth in Section 5.2 shall be satisfied, (2) the financial covenants set forth in Section 7.1 shall be satisfied on a pro forma basis after giving effect to the loans to be borrowed under such increased Term Commitments (each, an “Incremental Term Loan”), (3) the Borrowers shall make such request no later than the date that is six months prior to the Maturity Date, (4) no more than two such increases may be requested and (5) Incremental Term Loans shall be subject to the terms and provisions set forth below in paragraph (b). No Lender shall have any obligation to increase its Commitment. A Lender’s decision whether to increase its Commitment under this Section 2.23 if it is requested to do so shall be made in such Lender’s sole and absolute discretion and any failure to respond to a request shall be deemed a decision by such Lender that it will not increase its Commitment. If one or more of the Lenders is not increasing its Commitment, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as approved by the Borrowers and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested Increase Amount that will not be provided by the existing Lenders; provided, that the Commitment of each New Lender shall be at least $5,000,000. Upon receipt of notice from the Administrative Agent to the Lenders and the Borrowers that the Lenders, or sufficient Lenders and New Lenders have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrowers shall agree, which shall be at least $20,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrowers, the Administrative Agent, and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver an “Increase Commitment Supplement” (herein so called) in the form attached hereto as Exhibit G hereto. If all existing Lenders shall not have provided their pro rata portion of the requested increase, on the effective date of the Increase Commitment Supplement (the “Increase Effective Date”) the Borrowers shall request a borrowing hereunder which shall be made only by the Lenders who have increased their Commitment and, if applicable, the New Lenders. The proceeds of such borrowing shall be utilized by the Borrowers to repay the Lenders who did not agree to increase their Commitments, such borrowing and repayment to be in amounts sufficient so that after giving effect thereto, the Loans shall be held by the Lenders pro rata according to their Commitments.

(b) Terms of Incremental Term Loans. On each Increase Effective Date with respect to the Term Commitments, subject to the satisfaction of the conditions set forth above in paragraph (a), each Lender of an increased or new Term Commitment shall make an Incremental Term Loan to the Borrowers in an amount equal to (i) such Lender’s increase in its Term Commitment, in the case of an existing Lender and (ii) such New Lender’s Term Commitment, in the case of a New Lender. Incremental Term Loans shall be “Term Loans” for all purposes hereunder and the terms of Incremental Term Loans shall be identical to the Initial Term Loan; provided that the amount of the quarterly payments required under Section 2.3 shall be increased by an amount equal to the aggregate principal amount of the Incremental Term Loans divided by twenty.

2.24 Joint and Several Liability.

(a) All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive the benefit of the proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under the Guaranty Agreement executed by such parties.

(b) Until the Obligations shall have been paid in full in cash, no Letters of Credit shall be outstanding and all Commitments under the Loan Documents have been terminated, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other Guarantor. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other Guarantor, shall be junior and subordinate to any rights the Administrative Agent may have against the other Borrower, any such collateral or security, and any such other Guarantor.

(c) Co-Borrower hereby appoints Lead Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Co-Borrower agrees that any action taken by Lead Borrower as the agent, attorney-in-fact and representative of Co-Borrower shall be binding upon Co-Borrower to the same extent as if directly taken by Co-Borrower.

(d) All Loans shall be made to Lead Borrower as borrower unless a different allocation of the Loans as between Lead Borrower and Co-Borrower with respect to any borrowing hereunder is included in the applicable funding notice.

2.25 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.26 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.26, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.26 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Majority Facility Lenders and Required Lenders and the last sentence of Section 10.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Percentages without giving effect to Section 2.26(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees pursuant to Section 3.3(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.

(C) With respect to any participation fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.25.

(b) Termination of Defaulting Lender. The Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.26(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.

(c) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Revolving Percentages (without giving effect to Section 2.26(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 3:

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue or cause one of its Affiliates that is a commercial bank to issue letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) Notwithstanding anything to the contrary herein, the Existing Letters of Credit for the account of or on behalf of the Lead Borrower that are outstanding on the Closing Date as listed on Schedule 3.1 shall be deemed to be Letters of Credit issued hereunder on the Closing Date.

3.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrowers will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the

Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date, commencing with the first payment due hereunder on December 31, 2012.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by either Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender after the date such payment is due but within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrowers, whether with their own funds or with the proceeds of the Revolving Loans, shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that such Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that such Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrowers’ obligations under this Article 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such Transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article 3, the provisions of this Article 3 shall apply.

3.9 Cash Collateralization Upon Termination of Revolving Commitments. In the event that the Borrowers terminate the Revolving Commitments pursuant Section 2.9 and there are outstanding Letters of Credit at such time, the Borrowers shall pledge to, and deposit in an account with, the Issuing Lender an amount of Cash Collateral equal to 103% of the L/C Obligations of such Letters of Credit to be held as security for payment of the Borrowers’ obligations to reimburse the Issuing Lender for amounts drawn on such Letters of Credit.

ARTICLE 4:

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Group Members as at December 31, 2011 and December 31, 2010, and the related consolidated statements of income and of cash flows for each of the two Fiscal Years ended on December 31, 2011, reported on by and accompanied by an unqualified report from a Nationally Recognized Accounting Firm and included in the Lead Borrower’s Annual Reports on Form 10-K for the Fiscal Years ended December 31, 2010 and December 31, 2011, present fairly the consolidated financial condition of the Group Members at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2 No Change. Since December 31, 2011, there has been no development or event with respect to the Borrowers or their Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect. During the period from December 31, 2011 to and including the Closing Date there has been no Disposition by any Group Member of any material part of its business or property.

4.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and, except for Amedisys Tennessee, L.L.C., Comprehensive Home Healthcare Services, Inc. and MC Ventures, LLC, in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and, except for Amedisys Hospice, L.L.C., in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law and all indentures, agreements and other instruments except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation, other than Liens in favor of the Administrative Agent as contemplated in this Agreement and in favor of the holders of the Senior Notes as contemplated by Section 6.14. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Adverse Proceedings. There are no Adverse Proceedings (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws and Health Care Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member and its Subsidiaries own, or possess the right to use, all Intellectual Property that the Loan Parties consider reasonably necessary for the conduct of their respective businesses as currently conducted without any infringement upon the rights of any other Person that could have a Material Adverse Effect. To the knowledge of Borrowers, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Except as otherwise permitted under Section 6.13, all federal tax returns, and all other tax returns and reports of the Borrowers and their Subsidiaries required to be filed by any of them (excluding such other tax returns and reports with respect to which the failure to pay or file could not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise could not reasonably be expected to have a Material Adverse Effect) have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrowers know of no proposed tax assessment against the Borrowers or any of their Subsidiaries that is not being actively contested by the Borrowers or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers and/or their Subsidiaries, as the case may be; and as of the Closing Date no tax Lien has been filed, and to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of Regulation U or (b) for any purpose that violates the provisions of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any

Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrowers or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as set forth on Schedule 4.15, as of the Closing Date, there are no existing subscriptions, options, warrants, calls, rights, commitments or other agreements to which the Borrowers or any of their Subsidiaries are a party requiring, and there is no membership interest or other Capital Stock of any of the Subsidiaries of the Lead Borrower outstanding which upon conversion or exchange would require, the issuance by any of the Subsidiaries of the Lead Borrower of any additional membership interests or other Capital Stock of any of the Subsidiaries of the Lead Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of the Subsidiaries of the Lead Borrower. Schedule 4.15 correctly sets forth the name and jurisdiction of incorporation of each Subsidiary, as to each such Subsidiary, the ownership interest of the Lead Borrower and its Subsidiaries in its respective Subsidiaries as of the Closing Date. Each Subsidiary of the Lead Borrower that is a Guarantor as of the Closing Date is identified in Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Initial Term Loan and the initial Revolving Loans shall be used to refinance the Original Agreement and a portion of the Indebtedness evidenced by the Senior Notes. The proceeds of the Revolving Loans, the Swingline Loans, the Letters of Credit and any Incremental Term Loans shall be used to finance the working capital needs and for general corporate purposes of the Borrowers and their Subsidiaries in the ordinary course of business.

4.17 Environmental Matters. There are no Adverse Proceedings regarding environmental matters or compliance with Environmental Laws that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrowers’ and their Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against the Borrowers and their Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries nor, to any Loan Party’s knowledge, any predecessor of Borrowers and their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility in violation of any Environmental Law where such violation is reasonably expected to have a Material Adverse Effect. None of the Borrowers’ or any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in the ordinary course of its business in compliance with all Environmental Laws. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrowers and their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The Projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Lead Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Borrowers have no knowledge of any matter or occurrence that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Solvency. Each Loan Party is, and after giving effect to the Loan Documents and to the incurrence of all Obligations being incurred in connection herewith on the Closing Date and on any date on which this representation and warranty is made, will be, Solvent.

4.20 Employee Benefit Plans. The Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such non-compliance or non-performance would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status that would reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrowers, any of their Subsidiaries or any of their ERISA Affiliates except to the extent reflected on the consolidated financial statements of the Lead Borrower and its Subsidiaries and the notes thereto. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrowers, any of their Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrowers, their Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Compliance with Health Care Laws.

(a) The Borrowers and their Subsidiaries, when taken as a whole, are in compliance in all material respects with all material Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each of Borrowers and their Subsidiaries, taken as a whole, has in effect all material Governmental Authorizations necessary for it to carry on its business and operations, as presently conducted. All such Governmental Authorizations are in full force and effect and there exists no default under, or violation of, any such Governmental Authorization and neither Borrower nor any of their Subsidiaries has received notice or has knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Governmental Authorization, in each case, except where the failure to be in full force and effect, and/or default, or violation or such notice would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.21, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished by the Borrowers and their Subsidiaries pursuant to any Health Care Law to any Governmental Authority have been so filed, obtained, maintained or furnished except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were or will be corrected in or supplemented by a subsequent filing).

(c) Each of the Borrowers and their Subsidiaries, to the extent that it is billing the related payor, has the requisite provider number or other Governmental Authorization to bill under Medicare, the respective Medicaid program in the state or states in which such entity operates, or Private Third Party Payor Programs (as defined below). There is no investigation, audit, claim review, or other action pending, or threatened to the knowledge of the Borrowers, which would result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Third Party Payor or Private Third Party Payor (as defined below) provider number or result in any of the Borrowers’ or any of their Subsidiaries’ exclusion from any Governmental Third Party Payor Program or Private Third Party Payor Program which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a “Governmental Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers and any other person or entity which presently or in the future maintains Governmental Third Party Payor Programs. In addition, for purposes of this Agreement, “Governmental Third Party Payor Programs” means all governmental third party payor programs in which the Borrowers or any of their Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs). For purposes of this Agreement, a “Private Third Party Payor” means private insurers and any other person or entity which presently or in the future maintains Private Third Party Payor Programs. In addition, for purposes of this Agreement, “Private Third Party Payor Programs” means all non-governmental third party payor programs in which the Borrowers or any of their Subsidiaries participate (including, without limitation, managed care plans, or any other private insurance programs).

(d) Each of the Borrowers and their Subsidiaries (i) has received and maintains accreditation to the extent required by law in good standing and without limitation or impairment by all applicable accrediting organizations, including without limitation, the Accreditation Commission for Health Care, Inc. or other applicable nationally recognized accrediting agency, and (ii) if applicable, has cured all deficiencies or submitted or will submit a plan of correction to cure all deficiencies noted in its most recent accreditation survey reports, except in the case of clause (i) and (ii) where the failure to require, maintain, cure or submit would not reasonably be expected to have a Material Adverse Effect.

(e) There are no facts, circumstances or conditions that, to the knowledge of the Borrowers, would reasonably be expected to form the basis for any valid investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority relating to any of the Health Care Laws against or affecting the Borrowers and their Subsidiaries that would reasonably be expected to have a Material Adverse Effect. Except as disclosed to the Administrative Agent, neither Borrowers nor any of their Subsidiaries (i) is a party to a corporate integrity agreement, or (ii) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Authority. Each of the Borrowers and their Subsidiaries, as applicable, has complied with the terms and conditions of any corporate integrity agreements, settlement agreements, plans of correction, or other remedial measures or demand of any Governmental Authority to which it is subject except where non-compliance would not be expected to have a Material Adverse Effect.

(f) Neither Borrower nor any of their Subsidiaries or their respective officers, directors, employees or agents is, has been, or has been threatened to be, (i) excluded from any Governmental Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, or (ii) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations, except where the same would not reasonably be expected to have a Material Adverse Effect.

(g) To the extent applicable to the Borrowers or any of their Subsidiaries, and for so long as (i) the Borrowers or any of their Subsidiaries are a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) the Borrowers or any of their Subsidiaries are a “business associate” as defined in 45 C.F.R. § 160.103, (iii) the Borrowers or any of their Subsidiaries are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (iv) the Borrowers or any of their Subsidiaries sponsor any “group health plans” as defined in 45 C.F.R. § 160.103, the Borrowers and their Subsidiaries have: (A) completed surveys, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of their businesses and operations subject to HIPAA and/or that would be materially and adversely affected by the failure of the Borrowers or any of their Subsidiaries, as the case may be, to the extent these Assessments are appropriate or required for the Borrowers or any of their Subsidiaries, as the case may be, to be HIPAA Compliant; (B) developed a plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”) and (C) implemented those provisions of its HIPAA Compliance Plan necessary for such Borrower and its Subsidiaries to be HIPAA Compliant except where non-compliance is not reasonably expected to have a Material Adverse Effect.

4.22 Projections. The projections of the Borrowers and their Subsidiaries on a consolidated basis for Fiscal Years 2012 through 2017 (the “Projections”) that are set forth in the Confidential Information Memorandum were, as of the date made, based on good faith estimates and assumptions made by the management of the Lead Borrower; provided that the Projections are not to be viewed as facts and actual results of the Borrowers and their Subsidiaries on a consolidated basis for the period or periods covered by the Projections may differ from such Projections and the differences may be material; provided further, management of the Lead Borrower believes that the Projections, as of the date made, were reasonable and attainable.

4.23 USA PATRIOT Act.

(a) Neither the Borrowers nor any of their Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrowers, their Subsidiaries and, to the knowledge of the Borrowers, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Borrowers nor any of their Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is a Prohibited Person; or (iv) is named, identified or described on any list of Persons with whom U.S. Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, disbarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

4.24 Embargoed Person.

(a) None of Borrowers’ assets constitutes property of, or is beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading With the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit,

Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”);

(b) no Embargoed Person has any interest of any nature whatsoever in the Borrowers if the result of such interest would be that any Loan would be in violation of law;

(c) the Borrowers have not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and

(d) neither the Borrowers nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

(e) For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 4.24, the Borrowers shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial owner of any collective investment fund.

ARTICLE 5:

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guaranty Agreement; Notes. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Agents, the Borrowers and each Person listed on Schedule 1.1, (ii) the Guaranty Agreement, executed and delivered by the Borrowers and each Subsidiary party thereto and (iii) the Notes, executed and delivered by the Borrowers.

(b) Repayment of Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence of the payment in full of all obligations under, and termination of, the Original Agreement and the redemption, repurchase or retirement of (i) at least $15,000,000 of those certain 6.07% Series Senior Notes due March 25, 2013, (ii) at least $10,000,000 of those certain 6.28% Series B Senior Notes due March 25, 2014 and (iii) $35,000,000 of those certain 6.49% Series C Senior Notes due March 25, 2015.

(c) Financial Statements. The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrowers for the 2010 and 2011 Fiscal Years and (ii) satisfactory unaudited interim consolidated financial statements of the Borrowers for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(d) Projections. The Lenders shall have received the Projections.

(e) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted or created by the Loan Documents or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Good Standing Certificates; Organizational and Authority Documents. The Administrative Agent shall have received (i) a certificate of good standing (or equivalent) for each Loan Party from its jurisdiction of organization and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereby, the authority of any natural Person executing any of the Loan Documents on behalf of any Loan Party and any other legal matters relating to the Loan Parties, this Agreement or the transactions contemplated to occur on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(i) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) King & Spalding, Delaware and New York counsel to the Borrowers and their Subsidiaries, (ii) Kantrow Spaht Weaver & Blitzer (APLC), Louisiana counsel to the Borrowers and their Subsidiaries and (iii) in-house counsel to the Borrowers and their Subsidiaries, which opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Insurance. The Administrative Agent shall have received insurance certificates indicating the coverages required by Exhibit F.

(k) Waiver and Amendment to Note Purchase Agreement. The Administrative Agent shall have received a waiver and amendment to the Note Purchase Agreement executed by the Borrowers and the holders of the Senior Notes in form and substance satisfactory to the Administrative Agent.

(l) Compliance. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the information required pursuant to Section 10.18.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (including the initial extensions of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than such Borrowing Date or issuance or renewal, in which case as of such specific date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers on the date thereof that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6:

AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Lead Borrower and the Co-Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Lead Borrower and its consolidated

Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year (including, in each case, consolidating statements, audited or unaudited, as may be available, on a summary basis for the Subsidiaries of the Borrowers distinguishing among Subsidiaries that are Wholly-Owned Subsidiaries, not Wholly-Owned Subsidiaries, Guarantors and not Guarantors), setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a Nationally Recognized Accounting Firm; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter (including, in each case, consolidating statements on a summary basis for the Subsidiaries of the Borrowers distinguishing among Subsidiaries that are Wholly-Owned Subsidiaries, not Wholly-Owned Subsidiaries, Guarantors and not Guarantors), setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Sections 6.1 and 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (a) the Borrowers post such documents, or provide a link thereto, on the Borrowers’ website on the Internet at www.amedisys.com, provided the Borrowers shall have given notice to the Administrative Agent of the availability of such documents on the Borrowers’ website or (b) such documents are delivered to the Administrative Agent. The Administrative Agent shall post such documents on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall deliver such documents in a form acceptable to the Administrative Agent; provided further that Borrowers shall be obligated to pay for all start-up and on-going maintenance costs associated with such Internet or intranet website. Except for the Compliance Certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to above or below, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), the relevant Lender):

(a) concurrently with the delivery of the financial information referred to in Section 6.1(a), a certificate from a Nationally Recognized Accounting Firm reporting on such financial statements stating that in the course of the regular audit of the business of the Lead Borrower and its Subsidiaries, which audit was conducted by such Nationally Recognized Accounting Firm in accordance with generally accepted auditing standards, such Nationally Recognized Accounting Firm has obtained no knowledge that a Default of a financial nature under Section 7.1, 7.2 or 7.7 has occurred and is continuing, or if, in the opinion of such Nationally Recognized Accounting Firm, a Default of a financial nature under Section 7.1, 7.2 or 7.7 has occurred and is continuing, a statement as to the nature thereof;

(b) concurrently with the delivery of any financial information pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Lead Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than January 31 of each Fiscal Year (or, if earlier, ten (10) Business Days after approval by the Board of Directors of the Lead Borrower), a detailed consolidated financial forecast for the following Fiscal Year (including a projected consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto);

(d) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Note Purchase Agreement;

(e) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (x) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (y) all notices received by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (z) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities;

(g) promptly upon any Responsible Officer obtaining knowledge of a tax event or liability not previously disclosed in writing by the Lead Borrower to Administrative Agent which would reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(h) promptly upon the occurrence or receipt thereof or any Responsible Officer obtaining knowledge thereof, as the case may be:

(i) (A) any written recommendation from any Governmental Authority or other regulatory body to the Borrowers or any of their Subsidiaries regarding any Governmental Authorizations, Governmental Third Party Payor Program providers; (B) any written notice regarding any accreditations or supplier numbers that have been suspended, revoked, or limited in any way, or (C) notification of any penalties or sanctions imposed that, in the case of any of (A), (B) or (C), are material to the Borrowers and their Subsidiaries, taken as a whole;

(ii) notice of termination of eligibility to participate in any reimbursement program of any Governmental Third Party Payor Program that is material to the Borrowers and their Subsidiaries, taken as a whole;

(iii) the occurrence of any reportable event under any settlement agreement or corporate integrity agreement entered into by the Borrowers or any of their Subsidiaries with any Governmental Authority;

(iv) notice that an officer, manager or employee of the Borrowers or any of their Subsidiaries: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347 or 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the federal False Claims Act or a qui tam action; and

(v) copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of the Borrowers or any of their Subsidiaries other than those which are routine and non-material to the Borrowers and their Subsidiaries taken as a whole; and

(i) promptly, such additional information with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Lead Borrower and it Subsidiaries as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that a Person’s Board of Directors has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers (a) business interruption insurance and (b) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all financial dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender at reasonable times to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), is reasonably expected to result in damages not otherwise covered by insurance in excess of $5,000,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(d) the following events, as soon as possible and in any event within 30 days after the Borrowers know or have reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has caused, either in any case or in the aggregate, or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and require other Persons occupying or operating and property of the Borrowers and their Subsidiaries, if any, to comply in all material respects with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and require other Persons occupying or operating and property of the Borrowers and their Subsidiaries, if any, to obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

6.10 Guarantors; New Subsidiaries.

(a) The Borrowers will at all times provide Guaranty Agreements from (i) their Wholly-Owned Subsidiaries such that for the most recently ended trailing four Fiscal Quarter period (A) the Consolidated Adjusted EBITDA that is attributable only to the Wholly-Owned Subsidiary Guarantors is not less than 95% of the Consolidated Adjusted EBITDA that is attributable to all of the Lead Borrower’s Wholly-Owned Subsidiaries and (B) the aggregate Net Revenues of the Wholly-Owned Subsidiary Guarantors (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries) do not constitute less than 95% of the aggregate Net Revenues of all of the Wholly-Owned Subsidiaries of the Lead Borrower (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries) and (ii) any other Subsidiary that is a guarantor of the Indebtedness evidenced by the Senior Notes. In addition to the foregoing, the Borrowers will at all times provide Guaranty Agreements from their Subsidiaries such that for the most recently ended trailing four Fiscal Quarter period the Consolidated Adjusted EBITDA that is attributable only to the Guarantors is not less than 70% of Consolidated Adjusted EBITDA. Notwithstanding the immediately preceding sentence, if the Lead Borrower complies with Section 6.14, the Borrowers will at all times provide Guaranty Agreements from their Subsidiaries such that for the most recently ended trailing four Fiscal Quarter period the Consolidated Adjusted EBITDA that is attributable only to the Guarantors is not less than 60% (rather than 70%) of Consolidated Adjusted EBITDA.

(b) Within thirty days after the Borrowers create or acquire a new Subsidiary that is required to be a Guarantor pursuant to paragraph (a) above, the Borrowers shall (i) cause such new Subsidiary to become a Guarantor by executing and delivering to Administrative Agent a Guaranty Agreement promptly after acquisition or creation of such Subsidiary, and (ii) deliver such documents and certificates as are similar to those described in Section 5.1(h). With respect to each new Subsidiary, whether or not such Subsidiary is required to provide a Guaranty Agreement pursuant to paragraph (a) above, the Borrowers shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrowers and (ii) all of the data required to be set forth in Schedule 4.15 with respect to all Subsidiaries of the Borrowers; provided, such written notice shall be deemed to supplement Schedule 4.15 for all purposes hereof.

6.11 Compliance Program. Each of the Borrowers and their Subsidiaries shall (a) to the extent necessary, review and revise its policies and procedures to provide continuing compliance with all applicable Health Care Laws, (b) maintain appropriate programs and procedures for communicating such policies and procedures to all officers, directors and employees of the Borrowers and their Subsidiaries, (c) provide that all officers, directors and employees of the Borrowers and their Subsidiaries are able to report violations of any Health Care Laws, and (d) provide that such reported violations are adequately addressed and corrected as soon as practicable.

6.12 Condition of Participation in Third Party Payor Programs. To the extent applicable to the Borrowers and their Subsidiaries in the conduct of their business, each of the Borrowers and their Subsidiaries shall maintain its qualification for participation in, and payment under, Governmental Third Party Payor Programs and Private Third Party Payor Programs, that provide for payment or reimbursement for services, except to the extent such loss or relinquishment would not reasonably be expected to have a Material Adverse Effect. The Borrowers and their Subsidiaries shall promptly furnish or cause to be furnished to Administrative Agent and Lenders copies of all material reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 6.12.

6.13 Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, pay all federal income taxes and all other Taxes (excluding such other Taxes with respect to which the failure to pay would not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise would not reasonably be expected to have a Material Adverse Effect) imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay any such claims prior to such time would not result in a Material Adverse Effect; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrowers or any of their Subsidiaries).

6.14 Security. As a condition to the 60% guarantee requirement described in the last sentence of Section 6.10(a), the Lead Borrower shall pledge and shall cause each of its Wholly-Owned Subsidiaries to pledge, in each case, as security for the Obligations, all of their Capital Stock in (a) Subsidiaries created after the Closing Date that are not Wholly-Owned Subsidiaries (excluding Immaterial Subsidiaries), (b) Wholly-Owned Subsidiaries that own Capital Stock of Subsidiaries described in clause (a), (c) Persons created after the Closing Date in which the Borrowers or one or more Wholly-Owned Subsidiaries of the Borrowers own 50% of the Capital Stock of such Person and (d) Wholly-Owned Subsidiaries that own Capital Stock of the Persons described in clause (c), pursuant to the Security and Pledge Agreement. If the Senior Notes are then outstanding, the Lead Borrower shall provide evidence satisfactory to the Administrative Agent that the holders of the Senior Notes have consented to the pledge of such Capital Stock to secure the Obligations (such consent to be pursuant to a written intercreditor agreement among the Borrowers, the Administrative Agent and the holders of the Senior Notes in form and substance satisfactory to the Administrative Agent, which agreement shall permit the pledge of such Capital Stock to secure the obligations under the Senior Notes on a pari passu basis). From and after the date on which the Lead Borrower complies with this Section 6.14, the Lead Borrower shall and shall cause its Wholly-Owned Subsidiaries to, as applicable, within thirty (30) days after the acquisition or creation of any Subsidiary that is not a Wholly-Owned Subsidiary or of any Person described in clause (c) above, (i) execute and deliver an addendum to the Security and Pledge Agreement covering the Capital Stock of such new Subsidiary or such new Person, as the case may be, and, if not previously pledged, of the Wholly-Owned Subsidiary that owns such Capital Stock in such new Subsidiary or Person and (ii) deliver all other documents and certificates, including, if applicable, stock certificates and stock powers executed in blank, necessary to perfect the Administrative Agent’s Lien in such Capital Stock, as may be requested by the Administrative Agent.

6.15 Post-Closing Obligations. The Borrowers shall (a) within 60 days after the Closing Date, deliver to the Administrative Agent a certificate of good standing issued by the Secretary of State of the State of Tennessee for Comprehensive Home Healthcare Services, Inc. and a certificate of good standing issued by the Secretary of State of the State of Mississippi for MC Ventures, LLC and (b) by the earlier of 180 days after the Closing Date or 15 days after receipt of notice from the Secretary of State of the State of Tennessee of its intention to revoke such Person’s charter, or such longer period as may be determined by the Administrative Agent, a certificate of good standing issued by the Secretary of State of the State of Tennessee for each of Amedisys Hospice, L.L.C. and Amedisys Tennessee, L.L.C.

ARTICLE 7:

NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Total Leverage Ratio. The Borrowers and their Subsidiaries will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 2.0 to 1.0. With respect to any rolling four quarter period during which a Material Asset Sale, a Material Acquisition or, in the Lead Borrower’s discretion, any other Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with Total Leverage Ratio, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis (without duplication) giving effect to such Subject Transaction as if it had been consummated or incurred or repaid at the beginning of the relevant four quarter period. The determination of such pro forma Consolidated Adjusted EBITDA shall be further modified pursuant to Section 7.1(c)(i).

(b) Fixed Charge Coverage Ratio. The Borrowers and their Subsidiaries will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.25 to 1.0.

(c) (i) For purposes of determining compliance with the financial covenants set forth in this Section 7.1, in the determination of Consolidated Adjusted EBITDA, the following items shall be added back to Consolidated Net Income for such four quarter period, to the extent deducted from revenues in the determination thereof and to the extent such items arise out of events which are directly attributable to a Subject Transaction, are factually supportable and are expected to have an immediate and a continuing impact: severance costs, retention costs, consultant expenses, closure of facilities, Legacy Costs and other similar restructuring and non-recurring charges incurred in connection with the Subject Transaction (such other restructuring and non-recurring charges not specifically listed in the preceding phrase to be subject to the approval of the Administrative Agent); provided, however, that Legacy Costs shall not exceed $5,000,000 during the term of the Loans.

(ii) With respect to any rolling four quarter period during which a Subject Transaction has occurred, for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDAR for such four quarter period shall be calculated, to the extent comprised of Consolidated Adjusted EBITDA, by computing Consolidated Adjusted EBITDA for such four quarter period in the manner set forth in Section 7.1(c)(i).

(iii) The failure of the Lead Borrower to include a Permitted Acquisition in the pro forma calculations permitted to this Section 7.1 for any four quarter period shall not preclude the Lead Borrower from including such Permitted Acquisition in the calculation for any other four quarter period including the quarter in which such Permitted Acquisition occurred.

(iv) The pro forma adjustments calculated pursuant to Section 7.1 shall be set forth and certified by a Responsible Officer.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrowers to each other or to any Subsidiary and of any Guarantor to the Borrowers or any other Subsidiary;

(c) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(d) Guarantee Obligations incurred in the ordinary course of business by the Borrowers or any of their respective Subsidiaries of obligations of any Wholly-Owned Subsidiary Guarantor;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the Closing Date or (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the lenders than the terms and conditions provided by the lenders of the existing Indebtedness, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g)     (i) Indebtedness of the Borrowers in respect of the Senior Notes in an aggregate principal amount not to exceed $40,000,000; and

(ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness, but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the holders than the terms and conditions provided by the terms of the Senior Notes and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended;

(h) additional Indebtedness of the Borrowers or any of their Subsidiaries in an unsecured aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding, excluding Indebtedness permitted by clause (o) below;

(i) (i) Indebtedness of a Person that becomes a Subsidiary or Indebtedness incurred to finance assets of a Person that are acquired by the Borrowers or any of their Subsidiaries, in either case, as the result of a Permitted Acquisition in an aggregate amount not to exceed at any time $20,000,000; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired by the Borrowers or any of their Subsidiaries and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrowers or any of their Subsidiaries (other than by any such Person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in Section 7.2(f) or subclause (i) of this Section 7.2(i); provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) Indebtedness in respect of earnouts in connection with Permitted Acquisitions;

(l) Indebtedness in respect of Specified Swap Agreements;

(m) other secured Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate amount not to exceed at any time $10,000,000 in addition to Indebtedness described in Schedule 7.2;

(n) Indebtedness in respect of the Lead Borrower’s non-qualified deferred compensation plan (as defined in § 409A(d)(1) of the Code and related regulations thereunder) to the extent the assets of such plan are reflected on the consolidated balance sheet of the Lead Borrower and its Subsidiaries;

(o) Indebtedness of any Subsidiary that is not a Guarantor to the Borrowers or Guarantors in an aggregate amount not to exceed at any time $40,000,000; and

(p) other unsecured Indebtedness of the Borrowers or any of their Subsidiaries owed to sellers in connection with Permitted Acquisitions in an aggregate principal amount not to exceed at any time the sum of $75,000,000 minus any of such Indebtedness described in Schedule 7.2; provided that no such Indebtedness shall require the Borrowers or any of their Subsidiaries to comply with any financial covenants.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d) any interest or title of a lessor under any lease entered into by the Borrowers or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of property, provided that (i) such Liens shall be created or assumed substantially simultaneously with the acquisition of such property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other Intellectual Property rights granted by the Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrowers or such Subsidiary;

(l) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Article 8;

(m) Liens related to Indebtedness permitted under Section 7.2(m) not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $10,000,000 at any one time;

(n) Liens in favor of the Administrative Agent created by this Agreement and the Security and Pledge Agreement; and

(o) Liens in favor of the holders of the Senior Notes as permitted by the intercreditor agreement described in Section 6.14.

7.4 Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of the Lead Borrower may be merged or consolidated with or into the Borrowers or any other Subsidiary of the Lead Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrowers or to a Guarantor; provided that, in the case of any merger or consolidation involving a Wholly-Owned Subsidiary, the Person formed by such merger or consolidation shall be a Wholly-Owned Subsidiary of the Borrowers; provided, further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(b) sales or other Dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (i) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $50,000,000 and (ii) when aggregated with the proceeds of all other Asset Sales made after the Closing Date and prior to the date of determination, are less than $100,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Lead Borrower) and (B) no less than 90% of such consideration shall be paid in cash or in Capital Stock of the purchaser;

(d) disposals of obsolete, worn out or surplus property;

(e) Permitted Acquisitions;

(f) Investments made in accordance with Section 7.7;

(g) (i) Asset Sales by the Borrowers or Guarantors to any of their Subsidiaries that are not Guarantors or to any Person in which the Borrowers or one or more Wholly-Owned Subsidiaries of the Borrowers own or will own upon consummation of the Asset Sale 50% of the Capital Stock of such Person and (ii) Dispositions of no more than 50% of the Capital Stock of a Wholly-Owned Subsidiary that is not a Guarantor to any Person; provided the consideration received for such assets or Dispositions in the case of the foregoing clauses (i) and (ii), as applicable, shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Lead Borrower);

(h) Asset Sales among the Loan Parties; and

(i) Asset Sales among Subsidiaries of the Borrowers that are not Guarantors.

7.5 Clauses Restricting Subsidiary Distributions. Except as provided herein, in any other Loan Document or pursuant to the organizational documents of any Subsidiary that is not a Wholly-Owned Subsidiary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Lead Borrower to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Lead Borrower or any other Subsidiary of the Lead Borrower; or

(b) repay or prepay any Indebtedness owed by such Subsidiary to the Lead Borrower or any other Subsidiary of the Lead Borrower.

7.6 Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom on a pro forma basis after giving effect to such payment), the Lead Borrower may make Restricted Payments in an aggregate amount during the term hereof not to exceed the sum of (i) $30,000,000, (ii) at the time of such Restricted Payment, plus (x) 50% of Consolidated Net Income for each Fiscal Quarter during the term hereof, to the extent positive, or minus (y) 100% of Consolidated Net Income for each Fiscal Quarter during the term hereof, to the extent negative, plus (iii) if the Total Leverage Ratio is less than 1.0 to 1.0 for the Fiscal

Quarter ended immediately prior to the incurrence of the one-time expenses and payments in respect thereof approved by the Administrative Agent as described in the definition of Consolidated Adjusted EBITDA, such expenses and payments; and

(b) (i) any Subsidiary may make Restricted Payments to its direct parent to the extent its parent is a Borrower or any of their Subsidiaries and (ii) any such Subsidiary that is not a Wholly-Owned Subsidiary may make distributions to Persons that are not Loan Parties, pro rata to such Persons’ ownership of such Subsidiary and concurrently with the making of distributions to the Loan Parties.

7.7 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date in any Wholly-Owned Subsidiary of the Borrowers, and (ii) Investments made after the Closing Date in Wholly-Owned Subsidiary Guarantors;

(c) (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrowers or any of their Subsidiaries;

(d) intercompany Indebtedness to the extent permitted under Section 7.2(b), (c) and (o);

(e) Guarantee Obligations to the extent permitted under Section 7.2(d);

(f) Consolidated Capital Expenditures;

(g) Investments in assets useful in the business of the Borrowers and their Subsidiaries made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(h) loans and advances to employees of the Borrowers or any of their Subsidiaries made in the ordinary course of business in compliance with applicable Requirements of Law (including Section 402 of the Sarbanes-Oxley Act) in an aggregate principal amount not to exceed at any time $1,000,000;

(i) Investments made in connection with Permitted Acquisitions and Asset Sales, in each case, permitted pursuant to Section 7.4; and

(j) (i) equity Investments owned as of the Closing Date in Persons that are not Wholly-Owned Subsidiaries of the Borrowers and described on Schedule 7.7, and (ii) other Investments not permitted by any other clause of this Section 7.7 made after the Closing Date in Persons that are not Wholly-Owned Subsidiary Guarantors in an aggregate amount under this clause (ii) not to exceed at any time $80,000,000.

7.8 Transactions with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Lead Borrower or of any such Subsidiary, unless such transaction (a) has been disclosed to the Administrative Agent, and (b) is on terms that are no less favorable to the Lead Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided the foregoing restriction shall not apply to transactions existing as of the Closing Date and described on Schedule 7.8.

7.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.10 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrowers or any Subsidiary.

7.11 Changes in Fiscal Periods. No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31. Any Subsidiary shall be permitted to change its Fiscal Year to that of the Lead Borrower.

7.12 Negative Pledge Clauses. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (c) the Senior Notes, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.13 Lines of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged or proposed to be engaged in (provided such proposal is in writing and disclosed to the Lenders) by such Loan Party on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

7.14 No Foreign Subsidiaries or Certain Other Subsidiaries. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, acquire or otherwise own directly or indirectly:

(a) any Foreign Subsidiary;

(b) prior to such time as the Lead Borrower complies with Section 6.14 and except with respect to the Specified Entities and Immaterial Subsidiaries, any Subsidiary that is not a Wholly-Owned Subsidiary with respect to which the Borrowers have not used commercially reasonable efforts to obtain consents to the following actions from all of the owners of Capital Stock therein: (i) to pledge the Capital Stock of such Subsidiary owned by the Borrowers or any of their Subsidiaries to secure the Obligations and (ii) to admit the Administrative Agent or its designee as a substitute member or partner, as the case may be, following any foreclosure on such Capital Stock; and

(c) from and after such time as the Lead Borrower complies with Section 6.14 and except with respect to the Specified Entities and Immaterial Subsidiaries, any Subsidiary that is not a Wholly-Owned Subsidiary with respect to which consents to the actions described in clause (b) above have not been obtained from all of the owners of Capital Stock therein.

7.15 Specified Entities. The Borrowers shall not permit the aggregate Net Revenues of the Specified Entities to exceed 5% of the consolidated Net Revenues of the Lead Borrower (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries).

7.16 Most Favored Lender.

(a) If at any time the Note Purchase Agreement contains a Financial Covenant (as defined in paragraph (d) below) that is not contained in this Agreement or which would in any respect be more beneficial to the Lenders than the Financial Covenants set forth in this Agreement (any such provision, a “More Favorable Covenant”), then the Borrowers shall provide a Most Favored Lender Notice (as defined in paragraph (e) below) in respect of such More Favorable Covenant. Thereupon, unless waived in writing by the Required Lenders within fifteen (15) Business Days after the Administrative Agent’s receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into this Section 7.16, mutatis mutandis, as if set forth in full herein, effective as of the date when such More

Favorable Covenant shall have become effective under the Note Purchase Agreement. Thereafter, upon the written request of the Administrative Agent, the Borrowers shall enter into any additional agreement or amendment to this Agreement reasonably requested by the Administrative Agent evidencing any of the foregoing.

(b) Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) shall remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of such More Favorable Covenant under the Note Purchase Agreement, provided that, for the avoidance of doubt, if such More Favorable Covenant contains by its terms a sunset provision, an automatic “step-down”, or any other provision which makes the More Favorable Covenant under the Note Purchase Agreement less restrictive on the Lead Borrower, then such sunset provision, automatic “step-down”, or other provision shall apply to the Incorporated Covenant herein so long as the Financial Covenant that is the subject of such Incorporated Covenant is not made less restrictive than such Financial Covenant as in effect on the Closing Date.

(c) For the avoidance of doubt and notwithstanding anything to the contrary herein, each of the covenants included in this Agreement as of the Closing Date and any other covenant that is not an Incorporated Covenant shall not be made less restrictive on the Lead Borrower and shall remain in this Agreement (unless amended or deleted in accordance with Section 10.1) regardless of whether any Incorporated Covenants are incorporated into this Agreement or deleted herefrom.

(d) “Financial Covenant” means any covenant (whether set forth as a covenant, event of default, or other such substantially similar provision having the same effect) that requires the Lead Borrower to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that the Lead Borrower:

(i) maintain a specified level of net worth, total assets, cash flow or net income;

(ii) maintain any ratio or level of any component of its capital structure to (or in comparison to) any other component of its capital structure including, without limitation, any requirement that the Lead Borrower maintain any specified ratio of Indebtedness, senior or secured Indebtedness, subordinated Indebtedness or any other measure of Indebtedness of the Lead Borrower and its Subsidiaries, individually or on a consolidated basis, to Consolidated Adjusted EBITDA, cash flow or any other component (whether or not adjusted) of the Lead Borrower’s or its Subsidiaries’ consolidated or individual capital structure, balance sheet, income statement or results of operations; or

(iii) maintain any measure of its ability to service its Indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to interest expense, rental expense, capital expenditures and/or scheduled payments of Indebtedness).

Any covenant similar to the covenants set forth in Section 7.1 shall be deemed to be a Financial Covenant.

(e) “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders) delivered promptly, and in any event with 15 Business Days after the inclusion of such More Favorable Covenant in the Note Purchase Agreement (including by way of amendment or other modification of any existing provision thereof), from a Responsible Officer referring to the provisions of this Section 7.16 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

ARTICLE 8:

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Co-Borrower and Lead Borrower only), Sections 6.7(a), 6.10(b), 7.1, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15 and 7.16 of this Agreement or any Incorporated Covenant (after giving effect to the grace period (if applicable) in respect of such comparable covenant in the Note Purchase Agreement, without duplication of any grace period contained herein); or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of ten Business Days after the earlier of (i) notice to the Borrower from the Administrative Agent or the Required Lenders or (ii) a Responsible Officer becoming aware of such default; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 (provided that, if (and only so long as) all such failures to pay are in the nature of a setoff against purchase price adjustments or indemnities, in each case arising from seller financing permitted pursuant to this Agreement in connection with Permitted Acquisitions, then such $10,000,000 threshold amount shall be deemed to be $20,000,000); or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the

Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has had or would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(j) a Change of Control shall occur; or

(k) the Borrowers or any of their Subsidiaries fail to (i) comply, in any material respect, with any Health Care Law or (ii) maintain any material Governmental Authorization, material accreditation or material Government Third Party Payor Program provider agreement, and, in each case, such failure will cause a Material Adverse Effect; or

(l) an “Event of Default” as defined in the Note Purchase Agreement shall occur; or

(m) any Lien created by the Security and Pledge Agreement shall at any time fail to constitute a valid and (to the extent required by the Security and Pledge Agreement or as otherwise permitted under this Agreement) perfected Lien on any material portion of the collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Loan Party shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender;

(n) then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

ARTICLE 9:

THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non- appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or refusing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 9 and of Section 10.5 shall continue to inure to its benefit.

9.9 Documentation Agents and Syndication Agent. Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their capacity as such.

ARTICLE 10:

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any portion of or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 or otherwise amend this Section 10.1 in any manner adverse to any Lender without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement, release all or a material portion of any Collateral, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Article 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (ix) amend, modify or waive any provision of Article 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no such amendment, waiver or consent shall increase or extend the Commitment of such Defaulting Lender, forgive any portion of or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loans or reduce the stated amount of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this paragraph), in each case, without the consent of such Defaulting Lender.

10.2 Notices. Except in the case of notices and other communications expressly permitted by telephone (and except as provided below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier service, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or other electronic notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified (pursuant to the procedures set forth in this Section 10.2) by the respective parties hereto:

Borrowers:

Amedisys, Inc.

Amedisys Holding, L.L.C.

5959 South Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

Attention: Chief Financial Officer

Telephone: (225) 292-2031

Telecopy: (225) 292-8163

with a copy to:

Kantrow Spaht Weaver & Blitzer (APLC)

P. O. Box 2997

Baton Rouge, Louisiana 70821-2997

Attention: Diane L. Crochet

Telephone: (225) 383-4703

Telecopy: (225) 343-0630

Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 7

IL-0010

Chicago, Illinois 60603

Attention: Muoy Lim

Telephone: (312) 732-2024

Telecopy: (888) 303-9732

with a copy to:

JPMorgan Chase Bank, N.A.

712 Main Street, Floor 8 North

Houston, Texas 77002

Attention: John Sarvadi

Telephone: (713) 216-5297

Telecopy: (713) 216-6710

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Martha Smith DeBusk

Telephone: (713) 220-4372

Telecopy: (713) 238-7202

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, in its discretion, or the Borrowers, in their discretion, may agree to accept notices and other communications to it or them, as the case may be, hereunder by electronic communications pursuant to procedures approved by it or them, as the case may be; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Each of the Borrowers, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modification or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursement of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property operated by the Borrowers or any of their Subsidiaries, or any Environmental Claim related in any way to the Borrowers or any of their Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to any Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the

Swingline Lender or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Aggregate Exposure Percentage of the Aggregate Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.

(f) Survival. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, of:

(A) the Borrowers, provided that (1) no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and (2) the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Lender and Swingline Lender; provided that no consent of the Issuing Lender or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D) no assignment shall be made to (1) a natural Person, (2) the Lead Borrower or any of its Affiliates or Subsidiaries or (3) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6, 2.17(e), 3.4, 10.5(c) or 10.7(a), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to any Person (other than any Person described in paragraph (b)(ii)(D) of this Section) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g) (it being understood that the documentation required under Section 2.19(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.21 and 2.22 as if it were an Assignee and (B) shall not be entitled to receive any greater payment under Section 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurred after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United Stated Treasury Regulations. The

entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

10.7 Adjustments; Setoff.

(a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrowers (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction Waivers. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of the Borrowers hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to either of the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) and agrees to take any action requested by the Borrowers having the effect of releasing any Guarantee Obligations and the pledge of any Capital Stock under Section 6.14 (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.15 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.16 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their Related Parties or their respective Securities and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective Securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material nonpublic information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18 USA Patriot Act Notice. Each Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, restated, modified, supplemented or replaced, the “USA Patriot Act”), and hereby notifies the Borrowers that it is required to obtain, verify and record information that identifies the Borrowers and their Subsidiaries, which information includes the name and address of the Borrowers and such Subsidiaries and other information that will allow such Lender to identify the Borrowers and their Subsidiaries in accordance with the USA Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMEDISYS, INC., as Lead Borrower

By:	/s/ Ronald A. LaBorde
Ronald A. LaBorde President and Chief Financial Officer

AMEDISYS HOLDING, L.L.C., as Co-Borrower

By:	/s/ Ronald A. LaBorde
Ronald A. LaBorde Vice President

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS: JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Robert L. Mendoza
Name: Robert L. Mendoza Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Dan Penkar
Name: Dan Penkar Title: Senior Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, as a Documentation Agent and as a Lender

By:	/s/ Joshua N. Livingston
Name: Joshua N. Livingston Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

COMPASS BANK, as a Documentation Agent and as a Lender

By:	/s/ Jason Consoli
Name: Jason Consoli Title: Senior Vice President

[Signature Page to Credit Agreement]

BOKF, NA dba BANK OF TEXAS, as a Documentation Agent and as a Lender

By:	/s/ Gary K Whitt
Name: Gary K Whitt Title: Senior Vice President

[Signature Page to Credit Agreement]

RBS CITIZENS, N.A., as a Documentation Agent and as a Lender

By:	/s/ Cheryl Carangelo
Name: Cheryl Carangelo Title: Senior Vice President

[Signature Page to Credit Agreement]

UNION BANK, N.A., as a Lender

By:	/s/ Michael Tschida
Name: Michael Tschida Title: Vice President

[Signature Page to Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Gregory M. Ratliff
Name: Gregory M. Ratliff Title: Senior Vice President

[Signature Page to Credit Agreement]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody Title: Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”) dated as of October 26, 2012, made by each of the undersigned Subsidiaries of the Borrowers (as defined below) (each, a “Guarantor,” and collectively, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A. as Administrative Agent (the “Agent”) for the benefit of the Lenders pursuant to that certain Credit Agreement dated as of even date herewith (as amended, modified and supplemented from time to time, the “Credit Agreement”), by and among the Borrowers, the Agent and the Lenders.

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans and other extensions of credit to Amedisys, Inc., a Delaware corporation and Amedisys Holding, L.L.C., a Louisiana limited liability company (each, a “Borrower” and together, the “Borrowers”) in a manner and upon the terms and conditions set forth therein;

WHEREAS, in accordance with the Credit Agreement, the Agent requires that the Guarantors execute a guarantee agreement guaranteeing the obligations of the Borrowers under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Guarantors hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.

Section 2. Guarantee of Payment. Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment and performance when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations of the Borrowers heretofore or hereafter existing. If any or all of the Obligations become due and payable under the Credit Agreement, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses), which may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the “Expenses”). The Guarantors guarantee that the Obligations shall be paid strictly in accordance with the terms of the Credit Agreement. The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement. The Agent shall not be required to exhaust any right or remedy or take any action

Exhibit A - 1

against the Borrowers or any other Person or any collateral prior to any demand or other action hereunder against the Guarantors. The Guarantors agree that, as between the Guarantors and the Agent, the Obligations may be declared to be due and payable for the purposes of this Guaranty at any time when the Loans may be declared due under Article VII of the Credit Agreement, notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrowers and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guaranty and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand. Notwithstanding anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law.

Section 3. Guaranty Absolute. The liability of each Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement or the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) without being limited by the foregoing, any lack of validity or enforceability of the Credit Agreement or the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrowers or other Guarantors and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 and the recipient of such payment, if so required by a court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts. If any such rebate or refund is ever required, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.

Section 4. Guaranty Irrevocable. This Guaranty is a continuing guarantee of the payment of all Obligations now or hereafter existing under the Credit Agreement and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guaranty and until all Commitments of the Lenders to make Loans under the Credit Agreement shall be terminated in accordance with the terms thereof and the Credit Agreement is no longer in effect.

Exhibit A - 2

Section 5. Reinstatement. This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Borrowers, any Guarantor, or any Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Borrowers, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made.

Section 6. Subrogation. Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Obligations have been paid in full and the Credit Agreement is no longer in effect. Any amounts paid to a Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement. If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full and the Credit Agreement is no longer in effect, the Agent shall, at such Guarantor’s request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from the payment.

Section 7. Subordination. Any liabilities owed by the Borrowers to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrowers, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrowers to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.

Section 8. Certain Taxes. The Guarantors further agree that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for Taxes. If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, such Guarantor shall send the Agent evidence of payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.

Exhibit A - 3

Section 9. Representations and Warranties. Each of the Guarantors represents and warrants that: (a) this Guaranty (i) has been authorized by all necessary action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guaranty, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).

Section 10. Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

Section 11. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the accounts of the Guarantors at any of the Agent’s or any Lender’s offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantors under this Guaranty which is not paid when due, in which case it shall promptly notify the Guarantors thereof; provided that the Agent’s or any Lender’s failure to give such notice shall not affect the validity thereof.

Section 12. Formalities. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guaranty and any liability to which the Credit Agreement and this Guaranty applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any property subject thereto or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guaranty are to be a guarantee of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder. Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Indebtedness or liability to which it applies or may apply, any amounts received by Agent, notice of disposition or substitution of collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.

Exhibit A - 4

Section 13. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 14. Expenses. The Guarantors shall reimburse the Agent on demand for all Expenses without duplication of any reimbursements effected under the Credit Agreement. The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

Section 15. Assignment. This Guaranty shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this Guaranty. Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) the Agent may assign, or otherwise transfer its rights under the Credit Agreement to any other Person in accordance with the terms and conditions thereof, and the other Person shall then become vested with all the rights granted to the Agent in this Guaranty. Any Guarantor may merge into a Borrower or another Guarantor as provided in the Credit Agreement.

Section 16. Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

Section 17. Governing Law, Etc. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF. SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS OF THE BORROWERS SPECIFIED IN THE CREDIT AGREEMENT OR AS OTHERWISE SPECIFIED BY SUCH

Exhibit A - 5

GUARANTOR FROM TIME TO TIME. EACH GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

Section 18. Integration; Effectiveness. This Guaranty alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty shall become effective when it shall have been executed and delivered by the Guarantors to the Agent. Delivery of an executed signature page of this Guaranty by telecopy or electronic mail (e.g., “PDF”) shall be effective as delivery of a manually executed signature page of this Guaranty.

END OF TEXT

Exhibit A - 6

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of AMEDISYS, INC., a Delaware corporation (“Lead Borrower”).

2. I have reviewed the terms of that certain Credit Agreement dated as of October 26, 2012 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lead Borrower and Amedisys Holding, L.L.C., a Louisiana limited liability company, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Lead Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Lead Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto (and the schedules and worksheets attached thereto) and the financial statements delivered with this Compliance Certificate for the Fiscal [Quarter/Year] ending                     , 20     (the “Subject Date”) in support hereof, are made and delivered                     , 20     pursuant to Sections 6.1[(a)/(b)] and 6.2(b) of the Credit Agreement.

AMEDISYS, INC.

By:
Name:
Title:	Chief Financial Officer

Exhibit B - 1

ANNEX A TO

COMPLIANCE CERTIFICATE

In Compliance as of the Subject Date

1.	Total Leverage Ratio – Section 7.1(a) As of the last day of any Fiscal Quarter, to be greater than 2.0 to 1.0.	Yes	No

2.	Fixed Charge Coverage Ratio – Section 7.1(b) As of the last day of any Fiscal Quarter, to be less than 1.25 to 1.0.	Yes	No

Exhibit B - 2

SCHEDULE 1 TO ANNEX A TO

COMPLIANCE CERTIFICATE

CONSOLIDATED ADJUSTED EBITDA

(For the Reporting Period Commencing             and Ending             )

(i)	(a)	Consolidated Net Income ((1) minus (2)):	$
		(1) the net income (or loss) of the Lead Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP:	$
(2)

(A)   the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries:

$

(B)   the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:

$
		(C) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any Pension Plan:	$
		(D) the income of any Subsidiary that is not a Wholly-Owned Subsidiary except to the extent such income is distributed in cash to a Borrower or Guarantor:	$
		(E) to the extent not included in clauses (ii)(A) through (C) above, any net extraordinary non-cash gains or net extraordinary non-cash losses:	$
	(b)	consolidated Interest Expense:	$
	(c)	provisions for Taxes based on income:	$
	(d)	total depreciation expense:	$
	(e)	total amortization expense:	$

Exhibit B - 3

	(f) other non-cash items reducing Consolidated Net Income:[1]	$
(ii)	other non-cash items increasing Consolidated Net Income:[2]	$
(iii)	Consolidated Adjusted EBITDA for the period: (i)-(ii)	$
(iv)

one-time expenses and any payments in respect thereof that have been approved by the Administrative Agent in accordance with the definition of Consolidated Adjusted EBITDA contained in the Credit Agreement:

$
(v)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the Subject Date: (iii)+(iv)[3]	$

[1]

Excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period.

[2]

Excluding (x) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reversal was created in such period and (y) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period).

[3]	Insert a worksheet showing the calculations of any pro forma adjustments to Consolidated Adjusted EBITDA based on Section 7.1 of the Credit Agreement.

Exhibit B - 4

SCHEDULE 2 TO ANNEX A TO

COMPLIANCE CERTIFICATE

CALCULATIONS DEMONSTRATING COMPLIANCE

WITH FINANCIAL COVENANTS

1.	Total Leverage Ratio:

(Section 7.1(a) of the Credit Agreement)

	(i)	Consolidated Total Debt:	$
	(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the Subject Date (See (v) of Schedule 1):	$
		Actual Ratio (i)/(ii):	. :1.00
		Covenant Ratio not to be greater than	2.0:1.00

2.	Fixed Charge Coverage Ratio:

(Section 7.1(b) of the Credit Agreement)

	(i)	Consolidated Adjusted EBITDAR for the four-Fiscal Quarter period ending on the Subject Date:	$
	(ii)	Consolidated Capital Expenditures for the four Fiscal Quarter period ending on the Subject Date:	$
	(iii)	Taxes based on income that are paid in cash for the four Fiscal Quarter period ending on the Subject Date:	$
	(iv)	Scheduled payments of principal on Indebtedness for the four Fiscal Quarter period ending on the Subject Date (other than such payments in respect of the Senior Notes):	$
	(v)	Consolidated Cash Interest Expense for the four-Fiscal Quarter period ending on the Subject Date:	$
	(vi)	Consolidated Rent for the four Fiscal Quarter period ending on the Subject Date:	$
	(viii)	Actual Ratio (i)-(ii)-(iii)/((iv)+(v)+(vi)):	. :1.00
	(ix)	Covenant Ratio not to be less than:	1.25:1.00

Exhibit B - 5

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption:) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth fully herein.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrowers:	Amedisys, Inc. and Amedisys Holding, L.L.C.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[4]	Select as applicable.

Exhibit C - 1

5.	Credit Agreement:	The $210,000,000 Credit Agreement dated as of October 26, 2012 among Amedisys, Inc., Amedisys Holding, L.L.C., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[5]

	$	$	%

	$	$	%

	$	$	%

Effective Date:                     , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective Securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit C - 2

[Consented to and][6] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][7] [NAME OF RELEVANT PARTY]

By
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrowers and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit C - 3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.1 or 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex I to Exhibit C - Page 1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I to Exhibit C - Page 2

EXHIBIT D

FORM OF

NOTICE OF BORROWING

                    20

JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn, Floor 7

Chicago, Illinois 60603

Attention: Muoy Lim

Phone: (312) 732-2024

Fax: (888) 303-9732

Email: jpm.agency.servicing.1@jpmchase.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 26, 2012 (as it may be amended, supplemented. restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Amedisys, Inc., a Delaware corporation (the “Lead Borrower”) and Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Co-Borrower” together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section [2.2] [2.5] [2.7] of the Credit Agreement, the undersigned gives you irrevocable notice of its desire that Lenders make the following Loans to [NAME OF BORROWER] in accordance with the applicable terms and conditions of the Credit Agreement on [                ], 20[            ]:

The aggregate amount of the proposed borrowing is $             8.

The Borrowing Date of the proposed borrowing is                        .

Including this proposed borrowing, there are             Eurodollar Loans outstanding on the Facilities (not to exceed ten at any one time).

The Facility under which the proposed borrowing is requested:

Term Loan:

The proposed Term Loan will be composed of a [Eurodollar Loan] [ABR Loan].

[8]	Any Eurodollar Loan or ABR Loan amount must be at least $1,000,000 or whole multiples of $100,000.

Exhibit D - 1

The Interest Period for each Eurodollar Loan made as part of the proposed borrowing is [one] [two] [three] or [six] months or, with the consent of each Lender, [nine] or [twelve] months, which will commence on             and end on             (not to exceed the Maturity Date).

Revolving Loan:

The proposed borrowing will be composed of a [Eurodollar Loan] [ABR Loan].

The Interest Period for each Eurodollar Loan made as part of the proposed borrowing is [one] [two] [three] or [six] months or, with the consent of each Lender, [nine] or [twelve] months, which will commence on             and end on             (not to exceed the Maturity Date).

Swingline Loan:

The proposed borrowing will be composed of an ABR Loan in an amount that is an integral multiple of $100,000 and not less than $500,000.

The proposed maturity date is                     (not to exceed ten Business Days from the Borrowing Date.

Including this proposed borrowing, the amount of the outstanding Swingline Loans is $                    (not to exceed $15,000,000).

The location and number of the Borrower’s account to which funds are to be disbursed is                     .

[NAME OF BORROWER] hereby certifies that:

1. after making the Loans requested on the Borrowing Date, the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments then in effect;

2. as of the Borrowing Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of such Borrowing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; and

3. as of the Borrowing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Exhibit D - 2

[AMEDISYS, INC.

By:

Name:

Title:]

[AMEDISYS HOLDING, L.L.C.

By:

Name:

Title:]

Exhibit D - 3

EXHIBIT E

FORM OF

CONTINUATION/CONVERSION NOTICE

                    20

JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn, Floor 7

Chicago, Illinois 60603

Attention: Muoy Lim

Phone: (312) 732-2024

Fax: (888) 303-9732

Email: jpm.agency.servicing.1@jpmchase.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 26, 2012 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Amedisys, Inc., a Delaware corporation (the “Lead Borrower”) and Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Co-Borrower” together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section 2.12 of the Credit Agreement, the undersigned Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of                     , 20            :

$[ ]	Eurodollar Loans to be continued with Interest Period of month(s)

$[ ]	ABR Loans to be converted to Eurodollar Loans with Interest Period of month(s)

$[ ]	Eurodollar Loans to be converted to ABR Loans

The undersigned Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Exhibit E - 1

[AMEDISYS, INC.

By:

Name:

Title:]

[AMEDISYS HOLDING, L.L.C.

By:

Name:

Title:]

Exhibit E - 2

EXHIBIT F

INSURANCE REQUIREMENTS

The Borrowers will, and will cause each of their Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations of comparable size engaged in the same or similar business and similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations. The Borrowers will in any event maintain (with respect to itself and each of their Subsidiaries):

(A) Casualty Insurance — insurance against loss or damage covering all of the tangible real and personal property and improvements of the Borrowers and each of their Subsidiaries by reason of any peril in such amounts (subject to such reasonable and customary deductibles as shall be satisfactory to the Administrative Agent) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy.

(B) Automobile Liability Insurance for Bodily Injury and Property Damage — insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Borrowers or any of their Subsidiaries) at any time located at, or used in connection with, its properties or operations.

(C) Comprehensive General Liability Insurance — insurance against claims for bodily injury, death or property damage occurring on, in or about the properties (and adjoining streets, sidewalks and waterways) of the Borrowers and their Subsidiaries.

(D) Workers’ Compensation Insurance — workers’ compensation insurance (including, without limitation, Employers’ Liability Insurance) to the extent required by applicable law.

(E) Professional Liability Insurance — professional liability insurance.

Exhibit F - 1

EXHIBIT G

FORM OF

INCREASE COMMITMENT SUPPLEMENT

This INCREASE COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of                 , 20            and is made with reference to that certain Credit Agreement dated as of October 26, 2012 (as amended, modified, supplemented or restated, the “Credit Agreement”), entered into by and among Amedisys, Inc., a Delaware corporation (the “Lead Borrower”), Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrowers, the Lenders and the Administrative Agent are entering into this Supplement to provide for the increase of the aggregate Commitments;

WHEREAS, each Lender party [hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a “New Lender”), wishes to become a Lender party to the Credit Agreement];

WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Increase in Commitments. Subject to the terms and conditions hereof, each Lender severally agrees that its Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof.

2. New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements of the Borrower delivered under Section 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their officers, directors, Subsidiaries or Affiliates based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their officers, directors, Subsidiaries or Affiliates based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and

Exhibit G - 1

discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Lender” und the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to he performed by it as a Lender.

3. Conditions to Effectiveness. Paragraph 1 of this Supplement shall become effective only upon the satisfaction of the following conditions precedent:

(a) if requested by the Administrative Agent, receipt by the Administrative Agent of an opinion of counsel to the Borrowers, dated the date hereof, satisfactory in form and substance to the Administrative Agent;

(b) receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrowers to authorize the execution, delivery and performance of this Supplement; and

(c) receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of the Borrowers certifying the names and true signatures of the officers of each Borrower authorized to sign this Supplement and the other documents to be delivered hereunder.

4. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, each Borrower represents and warrants to the Administrative Agent and each Lender that (a) the representations and warranties contained in Article 4 of the Credit Agreement are and will be true, correct and complete on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be included as part of the Credit Agreement, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

5. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Borrowers, the Administrative Agent and the Lenders agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the term of the Credit Agreement as supplemented hereby, arc hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

6. Applicable Law. This Supplement shall he governed by, and construed in accordance with, the laws of the State of New York and applicable laws of the United States of America.

Exhibit G - 2

7. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute by one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement (other than the provisions of Paragraph 1 hereof, the effectiveness of which is governed by Paragraph 3 hereof) shall become effective upon the execution of a counterpart hereof by the Borrowers, the Lenders and receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery hereof.

8. Entire Agreement. This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence or prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto there are no unwritten oral agreements among the parties hereto.

[Signature pages follow]

Exhibit G - 3

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

New Revolving Commitment: $ New Term Commitment: $	JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent By: Name: Title:
New Revolving Commitment: $ New Term Commitment: $	LENDER By: Name: Title:
New Revolving Commitment: $ New Term Commitment: $	LENDER By: Name: Title:

Exhibit G - 4

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Amedisys, Inc., a Delaware corporation and Amedisys Holding, L.L.C., a Louisiana limited liability company (collectively, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

Exhibt H-1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Amedisys, Inc., a Delaware corporation and Amedisys Holding, L.L.C., a Louisiana limited liability company (collectively, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

Exhibt H-2

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Amedisys, Inc., a Delaware corporation and Amedisys Holding, L.L.C., a Louisiana limited liability company (collectively, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of either of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

Exhibt H-3

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Amedisys, Inc., a Delaware corporation and Amedisys Holding, L.L.C., a Louisiana limited liability company (collectively, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of either of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

Exhibt H-4